Exhibit 99.1

News Release

Lockheed Martin Elects Heather Wilson to Board of Directors

BETHESDA, Md., May 22, 2024 – Lockheed Martin (NYSE: LMT) today announced its board of directors has elected Dr. Heather Wilson to the board, effective today.

“Dr. Wilson’s deep knowledge of our industry and extensive leadership experience will be a tremendous asset to our company as we continue to drive innovation and deliver 21st Century Security solutions to our customers,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “Heather has a proven track record in government, academia and the private sector, and I look forward to her strategic insight as a member of the board.”

Wilson served as the 24th Secretary of the U.S. Air Force from 2017 to 2019 and is the president of the University of Texas at El Paso, a 24,000-student research university.

She is the former president of the South Dakota School of Mines & Technology. From 1998 to 2009, she represented New Mexico in the U.S. House of Representatives and served on the House Armed Services Committee, the House Permanent Select Committee on Intelligence, and the House Energy and Commerce Committee.

Wilson graduated from the U.S. Air Force Academy and earned her master’s and doctoral degrees as a Rhodes Scholar at Oxford University in England. She is a member of the National Science Board that oversees the National Science Foundation, is inaugural chair of the Alliance of Hispanic Serving Research Universities and serves on the board of directors of Google Public Sector, a subsidiary of Google LLC.

Wilson is considered an independent director under applicable rules and regulations and will serve on the Classified Business and Security Committee.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at Lockheedmartin.com.

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 Media Contacts:

Rebecca Miller, director, Global Media Relations, +1 301-214-3030; media.relations@lmco.com

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